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                                                                      Exhibit 99

NEWS RELEASE                                             [HUNTINGTON BANKS LOGO]


FOR IMMEDIATE RELEASE
SUBMITTED:  APRIL 14, 1998

FOR FURTHER INFORMATION, CONTACT:
MEDIA                                           ANALYSTS
-----                                           --------
HILLARY JEFFERS     (614) 480-5413              LAURIE COUNSEL    (614) 480-3878
                                                CHERI GRAY        (614) 480-3803


                   HUNTINGTON BANCSHARES REPORTS 16% INCREASE
                      IN EARNINGS FOR FIRST QUARTER OF 1998

         COLUMBUS, Ohio -- Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) today reported net income of $89.5 million for the first quarter of 1998, compared with $77.2 million for the same period one year ago, an increase of 15.9%. Basic earnings per share of $.47 for the quarter increased 14.6% from $.41 per share reported in the year-ago quarter. For the recent three months, Huntington's return on average equity was 17.73% and return on average assets was 1.38%, compared with 17.42% and 1.27% for the same three months in 1997.
         "We are pleased with the first quarter results," said Frank Wobst, chairman and chief executive officer of Huntington Bancshares Incorporated. "Fee income grew 25% over the first quarter of last year as a result of the company's continued focus on generating non-interest revenues. As part of this strategy, The Huntington recently acquired Pollock & Pollock, Inc., an insurance agency in Cleveland, which will expand the array of insurance products available to our customers."

         During the first quarter, the operations of the western Michigan region, formerly First Michigan Bank Corporation, were successfully converted to The Huntington's common operating platform. This is expected to create efficiencies as well as the opportunity to provide better service to The Huntington's Michigan customers. In addition, the acquisition of the 60 former Barnett Bank banking offices from NationsBank, which was announced in December, is

                                     (more)
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scheduled to close in late June. Upon completion of this transaction, The
Huntington will have 110 banking offices in Florida with $4.1 billion in deposits.

         Net interest income for the quarter was $254.8 million, up $7.3 million from the year-ago quarter. Adjusted for the impact of the recent sale of $510 million in single family residential mortgage loans, average total loans outstanding grew 6.5% over the same period last year. Average core deposits increased $1.1 billion, or 7.2%, versus the first quarter of 1997, fueled by 7.9% growth in transaction accounts. The net interest margin for the quarter was 4.30%, a decrease of 9 basis points from the first quarter of 1997.

         Non-interest income grew 25.5% to $93.7 million for the first three months of 1998, compared with $74.6 million during the same period last year. Mortgage banking income increased 57.4% or $5.2 million due to strong origination activity in the first quarter. Electronic banking fees were up 31.3% as customers continue to take advantage of the convenience offered by the company's expanding ATM network. Continued growth was also seen in The Huntington's investment product sales, generating a revenue increase of 14.1% over the first quarter of 1997. During the recent quarter, $5.3 million in non-interest income was generated from a $400 million Bank Owned Life Insurance
(BOLI) policy, purchased by The Huntington in December 1997.

         Non-interest expense increased 7.6% in the recent quarter to $197.8 million, compared with $183.9 million one year ago. Expenses related to 1997 purchase acquisitions (which impacted results for the full quarter in 1998), higher sales commissions, a substantial increase in the number of ATMs in The Huntington network and Year 2000 expenses contributed to the increase.

          At March 31, 1998, non-performing assets were $95.1 million, or .54% of total loans and other real estate, compared with .51% one year ago. The allowance for loan losses increased to $258.3 million, or 1.46% of loans, from $241.6 million, or 1.38% of loans, at the same time last year. Net charge-offs as a percent of average loans were .51% for the first quarter.

         The Huntington's average equity to average assets was 7.77% in the most recent three month period. Tier 1 and total risk-based capital ratios were 8.91% and 11.57%, respectively, at March 31, 1998.

                                     (more)
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         Huntington Bancshares is a regional bank holding company headquartered in Columbus, Ohio with assets of nearly $27 billion. Through its affiliated companies, The Huntington has more than 132 years of serving the financial needs of its customers.

         The Huntington provides innovative products and services through its 547 offices in Florida, Georgia, Indiana, Kentucky, Maryland, Michigan, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina and West Virginia. International banking services are made available through the headquarters office in Columbus and additional offices located in the Cayman Islands and Hong Kong. The Huntington also offers products and services through its technologically-advanced, 24-hour telephone bank, a network of more than 1,250 ATMs and its Web Bank at www.huntington.com.

         For faxed copies of current news releases, please call our fax-on-demand service, Company News on Call, at (800) 758-5804 extension 423276.

                                       ###
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
                       HUNTINGTON BANCSHARES INCORPORATED
                       COMPARATIVE SUMMARY (CONSOLIDATED)
                    (in thousands, except per share amounts)
CONSOLIDATED RESULTS                                      THREE MONTHS ENDED
    OF OPERATIONS                                              MARCH 31,
----------------------------------------------       -----------------------------       CHANGE
                                                        1998              1997              %
                                                     -----------       -----------       ------
Interest Income                                      $   502,480       $   475,874         5.6 %
Interest Expense                                         247,632           228,323         8.5
                                                     -----------       -----------
Net Interest Income                                      254,848           247,551         2.9
Provision for Loan Losses                                 22,181            22,380        (0.9)
Securities Gains                                           3,089             2,098        47.2
Non-Interest Income                                       93,678            74,633        25.5
Non-Interest Expense                                     197,790           183,861         7.6
Provision for Income Taxes                                42,158            40,862         3.2
                                                     -----------       -----------
NET INCOME                                           $    89,486       $    77,179        15.9 %
                                                     ===========       ===========

PER COMMON SHARE AMOUNTS (1)
----------------------------
  Net Income
       Basic                                         $      0.47       $      0.41        14.6 %
       Diluted                                       $      0.46       $      0.40        15.0 %

  Cash Dividends Declared                            $      0.20       $      0.18        11.1 %

  Shareholders' Equity (period end)                  $     10.78       $      9.65        11.7 %

AVERAGE COMMON SHARES OUTSTANDING (1)                    192,161           189,082         1.6 %


KEY RATIOS
----------
Return On:
  Average Total Assets                                      1.38%             1.27%
  Average Shareholders' Equity                             17.73%            17.42%
Efficiency Ratio                                           56.32%            56.64%
Net Interest Margin                                         4.30%             4.39%
Average Equity/Average Assets                               7.77%             7.31%
Period-end Capital Ratios (2):
  Tier I Risk-Based Capital                                 8.91%             9.04%
  Total Risk-Based Capital                                 11.57%            12.18%
  Tier I Leverage                                           7.72%             7.62%

CONSOLIDATED STATEMENT                                    THREE MONTHS ENDED
    OF CONDITION DATA                                          MARCH 31,
----------------------------------------------       -----------------------------       CHANGE
                                                        1998              1997              %
                                                     -----------       -----------       ------
Average Total Loans                                  $17,640,875       $17,039,689         3.5 %
Average Total Deposits                               $17,482,212       $16,368,105         6.8
Average Total Assets                                 $26,330,300       $24,582,599         7.1
Average Shareholders' Equity                         $ 2,046,561       $ 1,797,038        13.9

ASSET QUALITY (PERIOD END)
Non-performing loans                                 $    83,061       $    69,254
Total non-performing assets                          $    95,066       $    89,554
Allowance for loan losses/total loans                       1.46%             1.38%
Allowance for loan losses/non-performing loans            310.93%           348.93%
Allowance for loan losses and other real
     estate/non-performing assets                         270.07%           266.89%

(1)  Adjusted for stock splits and stock dividends, as applicable.
(2)  Estimated.